Exhibit 4.2

AMENDMENT NO. 1 TO THE
RIGHTS AGREEMENT

AMENDMENT, dated as of July 13, 2010 (this “Amendment”), between CKx, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC as Rights Agent (the “Rights Agent”) to the Rights Agreement, dated as of June 24, 2010 (the “Rights Agreement”), between the Company and the Rights Agent.

RECITALS

WHEREAS, the Company and Mellon Investor Services LLC, as Rights Agent, are parties to the Rights Agreement;

WHEREAS, pursuant to, and subject to the terms of, Section 27 of the Rights Agreement, at any time prior to the time at which any Person becomes an Acquiring Person, the Company may from time to time supplement or amend the Rights Agreement without the approval of any holders of Right Certificates, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent;

WHEREAS, no Person has yet become an Acquiring Person and the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable and the Company and the Rights Agent desire to evidence such amendment in writing.

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

Accordingly, the parties agree as follows:

A.  Amendment of Section 1 of the Rights Agreement.  The definition of “Beneficial Owner” in Section 1(d) of the Rights Agreement is amended by adding the following sentence at the end thereof:

“For purposes of this definition, a Person (the “Potential Acquiring Party”) shall not be deemed the Beneficial Owner of, or to Beneficially Own, securities held by any other Person (the “Agreeing Party”) solely because of an agreement, arrangement or understanding between the Potential Acquiring Party and the Agreeing Party that the Agreeing Party (a) will not tender or otherwise sell Common Shares in an offer made by the Potential Acquiring Party pursuant to Regulation 14D or Rule 13e-4 under the Exchange Act and/or (b) agrees to commit Persons to whom the Agreeing Party transfers Common Shares not to tender or otherwise sell such Common Shares in an offer by the Potential Acquiring Party made pursuant to Regulation 14D or Rule 13e-4 under the Exchange Act; nor shall the Agreeing Party be deemed to be the Beneficial Owner of, or to Beneficially Own, securities held by the Potential Acquiring Person solely as a result of any such agreement, arrangement or understanding.”

B.  Effectiveness.  This Amendment shall be deemed effective as of the date first written above, as if executed on such date.  Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

C.  Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.  Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.  The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:	CKX, INC.

By: __/s/ Kelly Pontano_______	By: __/s/ Jason K. Horowitz______
Name: Kelly Pontano	Name: Jason K. Horowitz
Title: Associate Counsel and VP	Title: Senior Vice President

Attest:	MELLON INVESTOR SERVICES LLC,
as Rights Agent

By: __/s/ Jeanette Rocha_______	By: _/s/ Stephen Jones_________
Name: Jeanette Rocha	Name: Stephen Jones
Title: Relationship Manager	Title: Vice President